EXHIBIT 1

The undersigned, ZAM Equities, L.P., a Delaware limited partnership, Morton Holdings, Inc., a Delaware corporation, and Philip B. Korsant, hereby agree and acknowledge that the Statement on Schedule 13G to which this agreement is attached as an exhibit is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto also shall be filed on behalf of each of them. This agreement may be executed in one or more counterparts, each of which will constitute one and the same agreement.

Date:	February 14, 2011

ZAM EQUITIES, L.P.

By:	Morton Holdings, Inc., its sole general partner

By:	/s/ David Gray
Name:	David Gray
Title:	Vice President

MORTON HOLDINGS, INC.

By:	/s/ David Gray
Name:	David Gray
Title:	Vice President

PHILIP B. KORSANT

/s/ Philip B. Korsant